UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
________________________________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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ADVANCED ENERGY INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2018
To Our Stockholders:
The 2018 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Thursday, May 3, 2018, at 9:00 a.m. Mountain Daylight Time, at Advanced Energy’s corporate offices, 1625 Sharp Point Drive, Fort Collins, Colorado 80525. At the meeting, you will be asked to vote on the following matters:

1.	Election of seven (7) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2018;

3.	Advisory approval of Advanced Energy’s compensation of its named executive officers; and

4.	Any other matters of business properly brought before the meeting.
Each of matters 1 through 4 is described in detail in the accompanying proxy statement, dated March 15, 2018.
If you owned common stock of Advanced Energy at the close of business on Tuesday, March 6, 2018, you are entitled to receive this notice and to vote at the meeting.
All stockholders are cordially invited to attend the meeting in person. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, Interim Chief Financial Officer, General Counsel & Corporate Secretary
Fort Collins, Colorado
March 15, 2018
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2018:
This notice for the annual meeting, the proxy card, and the 2017 Annual Report, including the Annual Report on Form 10-K are available online at: www.proxydocs.com/aeis.

YOUR VOTE IS IMPORTANT

Date:        March 15, 2018
To:        Our Stockholders
From:        Yuval Wasserman
Subject:        Invitation to Our 2018 Annual Meeting of Stockholders
Please come to our 2018 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2018. The meeting will be held:
Thursday, May 3, 2018
9:00 a.m. Mountain Daylight Time
Advanced Energy’s Corporate Offices
1625 Sharp Point Drive
Fort Collins, Colorado 80525
This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the annual meeting. Accompanying this proxy statement are Advanced Energy’s 2017 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

Yuval Wasserman
President & Chief Executive Officer
This proxy statement and the accompanying proxy card and materials are first being sent to stockholders or made available electronically on or about March 15, 2018.

GENERAL
This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) on May 3, 2018. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Yuval Wasserman and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Wasserman and McGimpsey in their capacities as your agents and proxies.
Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.
Proposals
We intend to present three (3) proposals to the stockholders at the meeting:

1.	Election of seven (7) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2018; and

3.	Advisory approval of Advanced Energy’s compensation of its named executive officers.
We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent on such matters as the Board of Directors may recommend. The proposed corporate actions on which the stockholders are being asked to vote at the Annual Meeting are not corporate actions for which stockholders of a Delaware corporation have the right to exercise appraisal rights under the Delaware General Corporation Law.
Record Date and Share Ownership
If you owned shares of Advanced Energy common stock in your name as of the close of business on Tuesday, March 6, 2018, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 39,696,105 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 322 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.
Voting Procedures
Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the Annual Meeting. Each stockholder entitled to vote at the Annual Meeting may cast his, her or its vote in person or by proxy. To vote in person, a stockholder should attend the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial (866) 390-9955 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxypush.com/aeis and complete an electronic proxy card.
The inspector of the election will determine whether or not a quorum is present at the Annual Meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. In the event there are not sufficient shares present for a quorum or to approve any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the Annual Meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.
If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-listed companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.
Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes present and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the Annual Meeting.
The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
Election of seven (7) directors	Plurality of votes present (by proxy or in person) - subject to the resignation policy described below (*)	No effect

Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2018	Majority of the votes cast at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

Advisory approval of Advanced Energy’s compensation of its named executive officers	This is an advisory vote which is not binding	No effect

* Please see the discussion on page 10 under the sub-heading “Required Vote.”
If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the By-laws of Advanced Energy, the number of votes required to approve a proposal is a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote, excluding broker non-votes and abstentions. The proxy card provided herewith gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the Annual Meeting.
Costs of Solicitation
Advanced Energy will bear the costs of soliciting proxies in connection with the Annual Meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, however, we may later elect to do so.
Delivery and Revocability of Proxies
In addition to the ability of our record stockholders to vote in person at the Annual Meeting, you may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the Annual Meeting.
If you deliver your proxy and change your mind before the Annual Meeting, you may revoke your proxy by delivering notice to our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the Annual Meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the Annual Meeting will not automatically revoke your previously-delivered proxy.
Delivery of Documents to Stockholders Sharing an Address
If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2017 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2017 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2017 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
A board of seven (7) directors is to be elected at the Annual Meeting. The Board of Directors has nominated for reelection the persons listed below. Each nominee was recommended for reelection by our Nominating and Governance Committee. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee, to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the Annual Meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in 2019), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.
NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Grant H. Beard (Chairman)	57	2014
Grant H. Beard currently serves as a senior executive Operating Partner for Blue Point Capital, a private equity firm, and as an Executive in Residence at Summit Partners, a global alternative investment firm. Mr. Beard served as Chairman and Chief Executive Officer of Wynnchurch Industries, LLC, a diversified holding company investing in engineered product businesses, from January 2016 to June 2017. Mr. Beard also served as a Senior Advisor to Wynnchurch Capital Ltd. Prior to joining Wynnchurch, Mr. Beard served as the Chairman and Chief Executive Officer of Wolverine Advanced Materials LLC, a Wynnchurch company, from July 2012 until October 2015. Mr. Beard served as President and Chief Executive Officer of Constar International, Inc. from 2010 to 2012, where he led the financial and operational restructuring of Constar’s global packaging business that was later sold to Plastipak Corporation. Prior to that, Mr. Beard served as President & CEO of TriMas Corporation, Chairman & CEO of Health Media, and Global Group President of Fluid Management Products at Dana/Echlin Corporation. In addition, Mr. Beard served as a senior executive Operating Partner with Blue Point Capital from 2009 to 2014. Mr. Beard also has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

Frederick A. Ball	55	2008
Frederick A. Ball has been a director of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on micro technologies, since 2003, and is currently the chair of its compensation committee and a member of its audit committee. In December 2016, Mr. Ball joined the board of Engagio Inc., a leading provider of account based marketing and sales solutions. In April 2017, Mr. Ball joined the board of Sendgrid, Inc., a leading provider of a cloud-based customer communication platform, and is currently the chair of its audit committee and a member of its nominating and governance committee. Mr. Ball previously served as Executive Vice President and Chief Administrative Officer of Marketo Inc., a leading provider of a cloud-based marketing platform, from February 2016 through August 2016. Prior to that, Mr. Ball was Marketo’s Senior Vice President and Chief Financial Officer from May 2011 to February 2016. Prior to joining Marketo, Mr. Ball was the Chief Financial Officer for a number of private and public technology companies including Webroot Software, BigBand Networks, Inc., and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years.

Ronald C. Foster	67	2014
Ronald C. Foster is currently on the board of Everspin Technologies Inc., a publicly traded provider of MRAM solutions and Mr. Foster serves as chairman of the audit committee. Mr. Foster previously served as Chief Financial Officer and Vice President of Finance of Micron Technology, Inc. (“Micron”), a global corporation that produces forms of semiconductor devices, from April 2008 to March 2015. Mr. Foster was appointed to that position in 2008 after serving as a member of Micron’s Board of Directors from June 2004 to April 2005. Before joining Micron, Mr. Foster was the Chief Financial Officer and Senior Vice President of FormFactor, Inc., a semiconductor wafer test equipment company. Prior to joining FormFactor, Inc., Mr. Foster served as the Chief Financial Officer for JDS Uniphase, Inc. and Novell, Inc., and also served in various financial and operational roles at Applied Materials, Inc., Egghead Software, and Hewlett Packard Company. He previously served as a board member of Inotera Memories Inc., LUXIM Corporation, and Aptina Company.

Name	Age	Director Since	Principal Occupation and Business Experience
Edward C. Grady	70	2008
Edward C. Grady is currently on the Southern Illinois University Edwardsville SIUE Foundation board. He served as President and Chief Executive Officer of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on micro technologies, from February 2014 to September 2016. Mr. Grady served as Chairman and Chief Executive Officer of Reel Solar Inc., an early stage start-up company focused on low cost PV Solar panel production technology and process, from 2010 until February 2014. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, Inc. (“Brooks Automation”), a publicly traded provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor Corporation, a publicly traded process control company, and served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto Electronic Materials Company (“MEMC”) and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for the EPI division of MEMC. Mr. Grady also served on several boards of other technology companies, providing cross board experience.

Thomas M. Rohrs	67	2006
Thomas M. Rohrs has served as Executive Chairman and director of Ichor Systems, Inc., a leading manufacturer of gas and chemical delivery systems for semiconductor process equipment, since February 2012 and became its Chief Executive Officer in September 2014. Previously, Mr. Rohrs was the Chief Executive Officer of Skyline Solar, Inc., a solar equipment manufacturer, from June 2010 to September 2012. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently sold substantially all of its assets. From December 2004 to March 2010, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was employed by Applied Materials, Inc. (“Applied”), a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Intevac, Inc., a publicly traded leading supplier of magnetic media processing systems. Mr. Rohrs served on the board of directors of Vignani Technologies Pvt. Ltd., an engineering services company, from 2005 to February 2014, and Magma Design Automation, Inc., a publicly traded electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of Seque Manufacturing Services, a private manufacturing services company, from 2008 to 2015. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

John A. Roush	53	2016
Mr. Roush currently serves as an operating executive advisor to private equity firms. Mr. Roush also serves as a director of Lemaitre Vascular, Inc., a publicly traded global provider of medical devices and implants for the treatment of peripheral vascular disease, and he is a member of its Audit Committee. Mr. Roush also serves as a director of Applied Life Sciences & Systems, a privately held company that is developing automated vaccine delivery technology for the poultry industry. Mr. Roush previously served as Chief Executive Officer and a director of Novanta Inc., (formerly, GSI Group Inc.), a leading global supplier of precision photonic components and subsystems to original equipment manufacturers in the medical and advanced industrial markets, from December 2010 to September 2016. Mr. Roush joined Novanta after a twelve year career with PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several leadership positions, most recently leading the company’s $1.2 billion Environmental Health segment. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., (now Honeywell International), McKinsey & Company Inc. and General Electric Company.

Name	Age	Director Since	Principal Occupation and Business Experience
Yuval Wasserman	63	2014
Mr. Wasserman has served as President & Chief Executive Officer, and as a director since October 2014. Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, Mr. Wasserman was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company, and then in August 2011, he was promoted to President of the Thin Films Business Unit. Prior to joining the Company, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman was on the Board of Directors of Syncroness, Inc., an outsourced engineering and product development company, from 2010 to 2017 when it was sold, and joined the Board of Directors of FARO Technologies, Inc., a publicly traded, manufacturer of three-dimensional (3D) measurement, imaging and realization systems,in December 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow. Mr. Wasserman has a BSc degree in chemical engineering from BenGurion University in Israel.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation	Pricing
Frederick A. Ball	x	x		x
Grant H. Beard		x	x	x
Ronald C. Foster	x	x		x
Edward C. Grady		x	x
Thomas M. Rohrs	x	x
John A. Roush		x	x
Yuval Wasserman
The Board of Directors has determined that each of the nominees, other than Yuval Wasserman (i.e., Frederick A. Ball, Grant H. Beard, Ronald C. Foster, Edward C. Grady, Thomas M. Rohrs and John A. Roush), is an “independent director” within the meaning of the Nasdaq Stock Market Rules. Under these rules, to be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. In making this independence determination, the Board considered the potential effects of six of our directors concurrently serving on the board of directors of a company other than Advanced Energy. The independent directors, if all of them are elected at the Annual Meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.
Qualifications
The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the Company operates, particularly in the semiconductor capital equipment and industrial power markets. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are certain qualifications, experience and skills for Board members which are important to the Company’s business and its future:

•
Senior Leadership Experience. Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•
Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•
Industry and Technical Expertise. Because the Company is a global leader in innovative power solutions for semiconductor and industrial markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

•
Global Expertise. Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•
Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Frederick A. Ball brings to the Board his extensive experience in senior management, operations, finance and auditing, having recently served as the Chief Financial Officer of a leading provider of cloud-based marketing software. He has also served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various public and private technology companies. Mr. Ball’s greater than 10 years of experience as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he serves on two other public company boards as either a chair or member of their audit, compensation and nominating and governance committees. Mr. Ball’s balance of experience enables him to work very productively with both the Board and senior management, particularly on strategic, finance and audit, and executive compensation matters.
Grant H. Beard brings to the Board significant management level experience together with experience in the private equity/merchant banking industry. He currently serves as a senior executive Operating Partner for Blue Point Capital and as an Executive in Residence at Summit Partners. Mr. Beard served as Chairman and CEO of Wynnchurch Industries, LLC and has served in various executive level positions including serving as Chairman, President and CEO of Wolverine Advanced Materials LLC from July 2012 to October 2015, and he previously served as President and Chief Executive Officer of Constar International Inc. and Trimas Corporation. Mr. Beard’s experience also includes serving as Operating Partner at private equity/merchant banking groups Anderson Group and Blue Point Capital.
Ronald C. Foster brings to the Board significant knowledge and experience in the semiconductor industry. Mr. Foster served as the Chief Financial Officer and Vice President of Finance at Micron Technology, Inc., and has significant experience in executive level management positions in the semiconductor industry. Mr. Foster also brings significant experience in financial management, accounting and finance issues as he has served in the role of chief financial officer for various companies focused on the semiconductor industry.
Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he has served as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also served on the boards of several other technology companies, providing cross-board experience.
Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and prior involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.
John A. Roush brings to the Board significant management level experience in the medical and industrial markets together with public company experience. Mr. Roush most recently served as Chief Executive Officer of a leading global supplier of precision photonic components and subsystems to original equipment manufacturers in the medical and advanced industrial markets. The Board and senior management benefit from his extensive experience in the industrial markets, which are a strategic focus area for the Company, and his knowledge of leading a public company.
Yuval Wasserman brings years of executive and management experience in the semiconductor and electronics industries, and has significant knowledge of the Company’s history and operations. Mr. Wasserman has held various executive level positions at the Company and currently serves as the Company’s President and Chief Executive Officer. Mr. Wasserman also currently serves on the board of FARO Technologies, Inc., a publicly traded, manufacturer of three-dimensional (3D) measurement, imaging and realization systems, providing cross-board experience.
Involvement in Certain Legal Proceedings
Except as otherwise noted, during the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) except with respect to Mr. Rohrs, as more fully described in Mr. Rohrs’ biography above, any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; (d) any finding by a court, the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.
Required Vote
Our Board has adopted a Director resignation policy (the “Policy”), which is included in the Company’s Board Governance Guidelines. The Policy applies to uncontested elections of directors, in other words, an election of directors where the number of nominees for election does not exceed the number of directors to be elected. A copy of the Policy is available on the Company’s website at http://www.advanced-energy.com within the Company’s Board Governance Guidelines. Under the Policy, any nominee for director in an uncontested election who does not receive a majority vote “for” that director’s election to the Board relative to the number of votes cast with respect to that director’s election (excluding broker non-votes, abstentions and failures to vote with respect to that director’s election) will promptly tender a written offer of resignation to the Board. The Policy provides that the Nominating and Governance Committee of the Board will promptly consider the director’s offer of resignation and make a recommendation to the Board. Pursuant to the Policy, the Board would then act on that recommendation within 90 days of receiving the recommendation. When deciding what action to recommend or take regarding the director’s resignation, the Policy permits each of the Nominating and Governance Committee and the Board to consider any factors they deem relevant, including the best interests of the Company and its stockholders.
Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.
Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the seven (7) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.
The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.
Director Compensation
Compensation for non-employee directors for the fiscal year ended December 31, 2017 was as follows:

•	$45,000 annual retainer paid in equal quarterly installments in July, October, February, and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February, and April;

•	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation, and Nominating and Governance Committees, respectively;

•	Annual retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively;

•	The Board may (but is not required) to grant restricted stock units to a new non-employee director upon initial election or appointment to the Board; and

•
6,000 restricted stock units annually to each non-employee director on the date of his re-election at the Annual Meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

At this time, directors are not separately compensated for their service on the Pricing Committee.
    In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, that requires non-employee members of the Board of Directors to own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the ownership goals.
The Compensation Committee regularly reviews non-employee director compensation with its independent compensation consultant, Semler Brossy. The most recent review, in December 2016, resulted in a reduction in the annual grant of restricted stock units awarded to non-employee directors from 8,000 units to 6,000 units and elimination of the 10,000 restricted stock unit grant upon joining the Board.
Non-employee director equity compensation has historically been denominated as a fixed number of units rather than a dollar amount. The stock price on the date of grant in 2017 was $74.29, reflecting a 115% growth in stock price since the 2016 grant date.
The average annual value of a non-employee director restricted stock unit award from 2010 through 2017 is $189,850. The Compensation Committee believes that this long-term view validates the use of a fixed number of units approach, under which the award value is aligned with the movement in the share price. The Compensation Committee will continue to review and monitor non-employee director compensation, and work with Semler Brossy to ensure the program remains appropriate.
The following table shows director compensation information for 2017.

2017 Director Compensation
Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Grant H. Beard, Chairman	112,500	445,740	—	—	—	—	558,240
Frederick A. Ball	76,000	445,740	—	—	—	—	521,740
Ronald C. Foster	63,000	445,740	—	—	—	—	508,740
Edward C. Grady	65,000	445,740	—	—	—	—	510,740
Thomas M. Rohrs	63,000	445,740	—	—	—	—	508,740
John A. Roush	57,500	445,740	—	—	—	—	503,240
Yuval Wasserman	—	—	—	—	—	—	—

(1)	As of December 31, 2017, for Messrs. Beard, Ball, Foster, Grady, Rohrs and Roush, there are 8,500, 6,000, 8,500, 6,000, 6,000, and 13,500 outstanding RSUs, respectively.

Board of Directors Meetings
The Board of Directors held 11 meetings in 2017. During the year, 11 executive sessions were held. In 2017, the Board of Directors had an Audit and Finance Committee, a Nominating and Governance Committee, a Compensation Committee and a Pricing Committee. In 2017, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.

Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Company’s Annual Meeting of stockholders. The Annual Meeting held in May 2017 was attended in person or by telephone by all members of the Board of Directors.
Audit and Finance Committee
Composition and Meetings
The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit and Finance Committee consists of Messrs. Ball (Chair), Foster, and Rohrs. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market Rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Ball, Foster, and Rohrs and determined that they are “audit committee financial experts” as defined under the rules promulgated by the SEC. The Audit and Finance Committee met 9 times in 2017.
Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2017, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.
Audit and Finance Committee Charter and Responsibilities
The Audit and Finance Committee is governed by a written charter, which is available on our website at https://www.advanced-energy.com/en/Audit_Finance_Charter.html. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy’s independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy’s independent registered public accounting firm and internal auditors;

•	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

•
evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy’s management;

•	reviewing the internal accounting procedures and controls with Advanced Energy’s financial and accounting staff and approving significant changes;

•	reviewing and approving related party transactions; and

•
establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the Company and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q. Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.
Report of the Audit and Finance Committee
The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in

Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Audit and Finance Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence.
Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2017 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018, subject to stockholder approval.
The Audit and Finance Committee
Frederick A. Ball, Chairman
Ronald C. Foster
Thomas M. Rohrs
Nominating and Governance Committee
Composition and Meetings
The Nominating and Governance Committee consists of Messrs. Beard (Chair), Ball, Foster, Grady, Rohrs, and Roush. Each of the members of the Nominating and Governance Committee was, and is, an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Nominating and Governance Committee met 4 times in 2017.
Nominating and Governance Committee Charter and Responsibilities
The Nominating and Governance Committee is governed by a written charter and Board Governance Guidelines available on our website at: https://www.advanced-energy.com/en/Nominating_Governance_Charter.html. The Nominating and Governance Committee responsibilities include:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•
reviewing other directorships, positions, and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board or other suitability criteria;

•
sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committee chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

•	review succession plans for the CEO and other key management positions as appropriate;

•	considering any other corporate governance issues that arise from time to time and referring them to the Board;

•	if the Board requests, developing appropriate recommendations to the Board; and

•	overseeing the Company’s insider trading policies and procedures.
Director Nominations
The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Nominating and Governance Committee assesses the independence, character and acumen of candidates. The Nominating and Governance Committee also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Nominating and Governance Committee assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.
The Board Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as leadership, character, reputation, integrity, judgment, diversity, age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. The Board values a diverse set of viewpoints and experiences, and also considers gender and ethnic diversity. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time and in its search for potential nominees.
The Nominating and Governance Committee will consider any and all director candidate recommendations by our stockholders that are submitted in accordance with the procedures set forth in the Company’s Amended and Restated By-laws. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation must include all of the information set forth in Article III, Section 6(a) of the Amended and Restated By-laws of Advanced Energy, including but not limited to, your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 34 of this proxy statement.
Compensation Committee
Composition and Meetings
The Compensation Committee consists of Messrs. Grady (Chair), Beard and Roush. Each of the members of the Compensation Committee is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (2) an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code, as amended, and (3) an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Compensation Committee met 6 times in 2017.
Committee Charter and Responsibilities
The Compensation Committee is governed by a written charter, which is available on our website at https://www.advanced-energy.com/en/Compensation_Charter.html. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering and reviewing Advanced Energy’s incentive compensation and benefit plans, reviewing CEO and management succession planning in the context of executive compensation, and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities. In addition, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to: (i) form and delegate authority to subcommittees; and (ii) ask the Company to provide the Compensation Committee with the support of one or more Company employees to assist it in carrying out its duties.
Pricing Committee
The Pricing Committee consists of Messrs. Beard, Ball and Foster, each of which is an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Pricing Committee may exercise all of the powers and authority of the Board of Directors in connection with all matters relating to the Company’s previously authorized stock repurchase program and the issuance of any future indebtedness by the Company; including the terms and conditions, timing and other provisions of such stock repurchases or debt issuances. The Pricing Committee did not hold any meetings in 2017 but did take action by a unanimous written consent.
Board Governance Structure
The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons to aid in the Board’s oversight of management. The Board Governance Guidelines are available on our website at https://www.advanced-energy.com/en/GovernanceGuidelines.html The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business of the Company. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide oversight and counsel to the Chief Executive Officer on behalf of the Board.
Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outlines operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit and Finance Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ADVANCED ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018
On January 31, 2018, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2018 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee expects to reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee feels that such a change would be in the best interests of Advanced Energy and our stockholders.
A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.
Audit Fees
The following table presents fees billed to Advanced Energy for professional services rendered by Grant Thornton LLP for engagements for 2016 and 2017. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit and Finance Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2017	2016
	(In thousands)
Audit Fees (1)	$2,160	$1,752
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
Other Fees (4)	—	—
Total Fees	$2,160	$1,752

(1)
Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees. We did not pay any fees to Grant Thornton LLP for tax compliance, tax advice or tax planning during 2016 or 2017.
(4)	Other Fees consisted of fees for due diligence procedures.
Required Vote
Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2018 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2018.

PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. The proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the 2017 Annual Meeting of Stockholders, approximately 95% of the votes cast approved our “say on pay proposal”.
Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors within the meaning of the Nasdaq Stock Market Rules. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page 20 of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

•
We strive to structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the Company’s long-term health while promoting strong annual results.

•
We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the Company’s success by focusing on our stockholders, customers and employees. We focus not only on results but on how results were achieved.

•
We strive to structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote
The votes on Proposal No. 3 are advisory in nature and, therefore, are not binding on Advanced Energy. However, the Board and Compensation Committee will review the results of the vote in making future compensation decisions. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.
Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the compensation of Advanced Energy’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

The Company will ask its stockholders to consider an advisory vote on the compensation of our named executive officers every year until otherwise determined by a vote of our stockholders pursuant to applicable Securities and Exchange Commission rules. The next advisory vote on the compensation of our named executive officers will occur at the 2019 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the approval of the compensation of Advanced Energy’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of February 1, 2018, there were 39,603,584 shares of the Company’s common stock outstanding. The following table sets forth the beneficial ownership of Advanced Energy common stock as of February 1, 2018 (unless otherwise noted) by:

•	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	the directors and executive officers as a group.
Unless otherwise indicated, the address of each individual named below is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Name of Stockholder	Shares of Common Stock Beneficially Owned***		Percent Owned
BlackRock, Inc.	5,204,131	(1)	13.1%
The Vanguard Group	3,878,929	(2)	9.8%
Yuval Wasserman, President, Chief Executive Officer and Director	312,591	(3)(4)	*
Thomas Liguori, Former Executive Vice President and Chief Financial Officer **	5,116	(6)	*
Thomas O. McGimpsey, Executive Vice President, Interim Chief Financial Officer, General Counsel and Corporate Secretary**	54,612	(3)(4)	*
Grant H. Beard, Chairman of the Board of Directors	33,500	(5)	*
Frederick A. Ball, Director	17,000	(5)	*
Ronald C. Foster, Director	21,000	(5)	*
Edward C. Grady, Director	28,800	(5)	*
Thomas M. Rohrs, Director	18,750	(5)	*
John A. Roush, Director	2,500	(5)	*

All executive officers and directors, as a group (8 persons)	488,753	(7)	1.2%

*	Less than 1%
**	Mr. Liguori resigned from the Company effective January 26, 2018 to pursue another opportunity. Mr. McGimpsey has assumed the additional role of Chief Financial Officer on an interim basis.
***	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares.
(1)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 19, 2018 by BlackRock, Inc. BlackRock, Inc. reports sole voting power over 5,107,192 shares and sole dispositive power over 5,204,131 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group. The Vanguard Group reports sole voting power over 76,958 shares, shared voting power over 6,353 shares, sole dispositive power over 3,798,665 shares and shared dispositive power over 80,264 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of February 1, 2018 pursuant to stock options granted or assumed by Advanced Energy:
	Yuval Wasserman	182,914
	Thomas O. McGimpsey	6,995
(4)
Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of February 1, 2018 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

	Yuval Wasserman	77,361
	Thomas O. McGimpsey	20,238
(5)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the annual meeting.
(6)	The shares reported in the table are as of September 11, 2017 based on the last Form 4 filed by Mr. Liguori on September 12, 2017.
(7)	Because of Mr. Liguori's resignation, his shares noted above in the table are not included in this calculation.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes our overall executive compensation philosophy and objectives, with a particular focus on the compensation of our named executive officers that appear in the Summary Compensation Table. Our named executive officers for 2017 were the following three individuals:

•	Yuval Wasserman, President and Chief Executive Officer;

•	Thomas Liguori, Former Executive Vice President and Chief Financial Officer; and

•	Thomas O. McGimpsey, Executive Vice President, General Counsel and Corporate Secretary.
Mr. Liguori served as our Executive Vice President and Chief Financial Officer until January 26, 2018, when he voluntarily terminated employment with us. Mr. McGimpsey was appointed as Interim Chief Financial Officer on such date. Mr. Liguori forfeited all of his performance based compensation that we granted to him in 2017 and the unvested portion of the performance-based compensation that we granted him in 2016 as a result of his termination of employment. In addition, we have not, and will not, make any severance payments to Mr. Liguori in connection with his termination.
Executive Summary and Overview of 2017 Compensation
Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company strives to provide compensation to its executive officers that is (a) linked to stockholder value creation, (b) reflective of the overall performance of the Company, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.
As part of the Company’s continued focus on delivering improved stockholder value, the Compensation Committee designs its executive compensation program to closely align executive compensation with stockholders’ interests and reinforce a “pay for performance culture.” Our Compensation Committee reinforced our philosophy of “pay for performance” by making the majority of our named executive officers’ 2017 pay contingent on the achievement of financial performance goals through our Short Term Incentive Plan (which we refer to as the 2017 STI Plan) and our Long Term Incentive Plan (which we refer to as the 2017 LTI Plan), which we discuss in more detail below. In 2017, 83% of our Chief Executive Officer’s target compensation was performance-based, and 72% of our other named executive officer’s pay was performance-based.
Compensation Philosophy and Objectives
The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation should promote the long-term focus required for the Company’s success by aligning executive officer’s interests with those of stockholders.

•
Compensation should reflect the level of job responsibility and Company and individual performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance because those employees are more able to affect the Company’s results.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers with whom we compete for talent.

Overview of Executive Compensation Program
The Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that reward executives for continuous improvement in key financial metrics that drive Company performance and stockholder value. The Compensation Committee also recognizes the need for compensation programs to attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our executives for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. In accordance with the Compensation Committee Charter, the Compensation Committee may delegate authority to subcommittees when appropriate.
The Compensation Committee has the authority to engage independent advisors to assist it in making determinations with respect to the compensation of our executives and other employees. For the 2017 fiscal year, the Compensation Committee engaged Semler Brossy to conduct a competitive review of executive compensation and advise the Committee on other compensation related matters. Information regarding the competitive review is provided below under the heading

“Benchmarking Against Peer Companies.” Semler Brossy has not provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee. In connection with its engagement of Semler Brossy, the Compensation Committee evaluated Semler Brossy’s independence from management, including the independence of the individual representatives of Semler Brossy who served as the Compensation Committee’s consultants, and determined that Semler Brossy is independent based on the NASDAQ Stock Market’s independence factors.
Role of Executive Officers in Compensation Decisions
The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. The Compensation Committee takes management’s recommendations into consideration, but is not bound by management’s recommendations with respect to executive compensation. The compensation for the Chief Executive Officer is recommended by the Compensation Committee to the Board for its review and ratification. While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors.
Benchmarking Against Peer Companies
One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers other factors discussed below under the heading “Components of Executive Compensation.”
In consultation with Semler Brossy, the Compensation Committee reviewed its list of peer companies in November 2016 that was used for comparative review for 2017 compensation. The list of peer companies consists of the following 13 publicly traded companies of roughly similar size to Advanced Energy. The Compensation Committee reviews the peer companies annually to take into account the volatility of the industries Advanced Energy participates in and, while the Compensation Committee attempts to maintain consistency year to year, the Compensation Committee does make adjustments as needed. All of these companies are from related industries - including the semiconductor and electronic equipment space - and compete with Advanced Energy for executive talent:

Peer Companies
Brooks Automation, Inc.	Entegris, Inc.	Photronics, Inc.
Astronics Corporation	FEI Company	Thermon Group Holdings, Inc.
Integer Holdings (f/k/a Greatbatch Technologies)	Kulicke & Soffa Industries, Inc.	Veeco Instruments, Inc.
Coherent	MKS / Newport
Ambarella, Inc.	OSI Systems
This review and analysis indicated that, on average, Advanced Energy’s executive officers are compensated at or near the 50th percentile of the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In early 2017, the Compensation Committee determined it to be in the best interests of the Company to continue to offer compensation at or near the 50th percentile in order to recruit and retain top tier executive talent, within the scope of an executive's duties as compared to benchmark positions and the executive’s performance in prior periods.
Components of Executive Compensation
For 2017, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Annual Cash Performance-Based Compensation under the 2017 STI Plan, (3) Long-Term Performance-Based Equity Incentive Compensation under the 2017 LTI Plan, and (4) Other Benefits, each of which are described in more detail below. In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during the year, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Semler Brossy and alignment with the Company’s overall compensation philosophy. As we mentioned above, the Compensation Committee allocated the majority of our named executive officer’s target compensation in 2017 to performance-based compensation under our 2017 STI Plan and 2017 LTI Plan, consistent with our “pay for performance” philosophy.
Base Salary
Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries of our named executive officers are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services. For 2017, the Compensation Committee decided to award each of our named executive officers a merit increase in base salary, resulting in base salaries of each of our named executive officers as follows:

Name	Position	Base Salary (per annum)	% Increase from 2016
Yuval Wasserman	President and Chief Executive Officer	$650,000	4%
Thomas Liguori	Executive Vice President and Chief Financial Officer	$420,000	5%
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary(1)	$340,000	3%

(1) Mr. McGimpsey was appointed Interim Chief Financial Officer upon Mr. Liguori’s departure on January 26, 2018.
2017 Short Term Incentive Plan Compensation
The 2017 STI Plan provides the Company’s management team, including each of the named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of certain financial performance goals and, in the case of Mr. Wasserman, a portion is based on the achievement of individual strategic goals.
The Compensation Committee set each of our named executive officers’ target bonus opportunity expressed as a percentage of his base salary. Actual bonuses awarded to each of our named executive officers may range from 0% to 200% of target, depending on actual company and individual performance, as described below. For 2017, these annual bonus targets were as follows:

Name	Target as a % of Base Salary	Target ($)
Yuval Wasserman	100%	$650,000
Thomas Liguori	75%	$315,000
Thomas O. McGimpsey	60%	$204,000
Our named executive officers’ annual bonuses are paid out of a bonus pool, the size of which is contingent on the achievement of certain financial performance goals. Achievement of the performance goals listed in the table below determine the size of the bonus pool for Mr. Liguori and Mr. McGimpsey’s entire bonus amount, and $400,000 of Mr. Wasserman’s annual target bonus provided, however, that the bonus pool will not be funded, and thus each of our named executive officer’s annual bonus payouts will be zero, if we do not achieve Non-GAAP Operating Income from Continuing Operations of at least $140.42 million in 2017. The Compensation Committee selected the specific financial performance metrics for the 2017 STI Plan because such metrics are aligned with the Company’s overall strategic plan. Specifically, the Compensation Committee believes that the non-GAAP metrics are better indicators of the operating performance.

Financial Performance Metric	Weight	Threshold (MM) (50% Earned)	Target (MM) (100% Earned)	Stretch (MM) (200% Earned)
Revenue	50%	$448.05	$597.40	$746.75
Non GAAP Operating Income from Continuing Operations(excludes the impact of non-cash related charges and non-recurring items)	30%	$140.42	$165.20	$189.98
Operational Cash Flow (cash generated by normal operations)	20%	$125.46	$147.60	$169.74

*Achievement percentages between the threshold and target and between the target and stretch levels are interpolated.
The remaining $250,000 of Mr. Wasserman’s target annual bonus is based on the achievement of individual performance goals related to organic and inorganic Company growth, determined at the discretion of the Compensation Committee taking into account both inorganic and organic growth strategic goals, but contingent on and limited by the funding of the annual bonus pool based on the goals described above.

Based on our performance during 2017, the bonus pool was funded at 174%, according to the calculation in the table below:

2017 STI Performance
Financial Performance Metric	Weight	Actual	Earned %	Weighted Earned %
Revenue	50%	$671 million	149%	74%
Non GAAP Operating Income from Continuing Operations	30%	$218 million	200%	60%
Operational Cash Flow	20%	$183 million	200%	40%
Overall Achievement				174%
As a result of our 2017 performance, Mr. Wasserman received a 174% payout of the $400,000 portion of his bonus opportunity related to Company performance. The Compensation Committee determined that Mr. Wasserman should receive 112.5% of the remaining $250,000 of his target bonus opportunity, resulting in a total 2017 STI Plan payout to Mr. Wasserman of $977,250. Based on the corporate achievement of 174% as noted above, Mr. McGimpsey achieved a payout of $354,960. Mr. McGimpsey was additionally awarded a spot bonus of $50,000 in February 2018 for assuming the interim chief financial officer role. Since Mr. Liguori was not employed at the time we paid bonuses under our STI Plan, he forfeited his right to receive any payout under the 2017 STI Plan.
2017 Long-Term Equity Incentive Compensation
    During 2017, each of our named executive officers also participated in the 2017 LTI Plan, pursuant to which we granted equity awards under the Company’s 2017 Omnibus Incentive Plan, as amended. For 2017, the Compensation Committee determined the following 2017 target dollar value for equity awards granted to each of our named executive officers:

Name	2017 LTI Plan Target Grant Date Fair Value
Yuval Wasserman	$2,500,000
Thomas Liguori	$825,000
Thomas O. McGimpsey	$625,000
The Committee determined that each named executive officer would receive 50% of the LTI Plan awards in the form of time-based restricted stock units with a performance hurdle and 50% in the form of performance stock units. We determined the number of restricted stock units and performance stock units to be granted to each named executive officer by dividing each named executive officer’s target grant date value indicated above by the 30-day trailing average of the closing price of the Company’s common stock leading up to the grant date, which was February 2, 2017. You can find further details regarding the number of restricted stock units and performance stock units that we granted to each of our named executive officers in 2017 in the “Grants of Plan-Based Awards” table below.
The grants of restricted stock units vest ratably over a three (3) year period with 1/3 vesting on each anniversary of the grant date, so long as the Company achieves positive Non-GAAP Operating Income from Continuing Operations for 2017. The performance stock units will vest based on the achievement of revenue and non-GAAP earnings per share (“EPS”) from continuing operations over a 3 year performance period (2017-2019). All or a portion of such performance stock units can vest in any quarter during such three year performance period if any of the performance goals are independently met over a trailing four quarter period (with the first measurement occurring at the end of the fourth quarter of 2017). However, the threshold level of adjusted EPS (indicated in the table below) must be met for any performance stock units to vest, even the performance stock units that otherwise vest based on the achievement revenue goals.
The performance goals and corresponding payout levels of the performance stock units that we granted during 2017 were as follows:

2017 Performance Stock Unit Performance Goals
Financial Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Revenue	50%	$650 million	$750 million	$850 million
Non GAAP EPS	50%	$3.00	$3.50	$4.00

Performance Goal Achievement as of December 31, 2017
Because the Company achieved positive Non-GAAP operating income from continuing operations for 2017, the restricted stock units that we granted in 2017 will vest ratably over a three (3) year period, with 1/3 vesting on each anniversary of the grant, provided that the named executive officer remains continuously employed through such date. Because Mr. Liguori’s employment terminated on January 26, 2017, he forfeited all of his restricted stock units granted during 2017.
With regard to the performance stock units that we granted in 2017, over the four quarter period beginning on January 1, 2017 and ending on December 31, 2017, the Company achieved the following performance goals, resulting in the performance stock unit vesting listed in the table below:

2017 Performance Stock Unit Actual Performance
Financial Performance Metric	Weight	Actual ($)	% Vested	Weighted % Vested
Revenue	50%	$671 million	50%	25%
Non GAAP EPS	50%	$4.77	200%	100%
Target Vested as of December 31, 2017				125%
Based on the achievement of the threshold revenue goal and stretch Non-GAAP EPS goal, a total of 125% of the target number of performance stock units were earned as of December 31, 2017. However, our named executive officers must remain employed with us through the date we file our annual report on SEC Form 10-K to receive payment of the shares earned under these awards. The table below shows the number of performance stock units for which the performance goals have been met as of December 31, 2017 for each of our named executive officers. Because Mr. Liguori terminated employment on January 26, 2018, he forfeited each of the performance stock units granted under the 2017 LTI Plan.

Name	2017 Performance Stock Units (#)
Yuval Wasserman	27,112
Thomas Liguori	—
Thomas O. McGimpsey	6,778
Special 2017 Restricted Stock Unit Grant
In recognition of the Company’s overall performance in 2016, the Compensation Committee thought that our named executive officers should be granted additional restricted stock units in addition to those granted under the 2017 LTI Plan. As such, our Compensation Committee granted Messrs. Wasserman, Liguori and McGimpsey 20,000, 10,000 and 5,000 restricted stock units, respectively, on February 28, 2017. These restricted stock units vest on February 27, 2018, subject to the individual remaining employed by us through such date. Since Mr. Liguori terminated employment on January 26, 2018, he also forfeited such award.
2016 Long-Term Equity Incentive Compensation
    Similar to the 2017 LTI Plan, in 2016, we awarded each of our named executive officers performance stock units that vest based on our achievement of performance metrics over a three (3) year performance period (2016-2018). The performance metrics for the 2016 performance stock units were as follows:

2016 Performance Stock Unit Performance Goals
Financial Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Revenue	50%	$550 million	$650 million	$750 million
Non GAAP EPS	50%	$2.50	$3.00	$3.50

During 2017, we achieved Non-GAAP EPS of $3.60, calculated over the four (4) quarter period beginning April 1, 2016 and ending March 31, 2017, resulting in achievement of our 2016 stretch EPS goal and the vesting of the following number performance stock units for each of our named executive officers on May 4, 2017:

Name	2016 EPS Performance Stock Units Earned during 2017 (#)
Yuval Wasserman	15,389
Thomas Liguori	5,497
Thomas O. McGimpsey	4,617
We also achieved our 2016 target revenue goal of $650 million, calculated over the four quarters beginning January 1, 2017 and ending December 31, 2017. As a result, Messrs. Wasserman, Liguori, and McGimpsey each earned the number of 2016 revenue performance stock units reported in the table below. For Messrs. Wasserman and McGimpsey, 50% of such units reported below vested on August 3, 2017, after we filed our SEC Form 10-Q for the second quarter of 2017, and 50% vested on February 15, 2018, after we filed our SEC Form 10-K for 2017. For Mr. Liguori, the number of performance stock units reported below solely reflects the number of units that vested on August 3, 2017. Since Mr. Liguori was not employed by us on February 15, 2018, he forfeited the remaining 75% of the 2016 revenue performance stock units.

Name	2016 Revenue Performance Stock Units Earned during 2017 (#)
Yuval Wasserman	15,388
Thomas Liguori	2,748
Thomas O. McGimpsey	4,616
Other Benefits
As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package, but did not materially impact decisions regarding other elements of executive officer compensation.
All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.
All U.S. employees of the Company, excluding the executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.
Tax and Accounting Implications
When determining the compensation packages of our named executive officers, the Compensation Committee considers all factors that may have an impact on our financial performance such as accounting rules and tax regulations, including Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to publicly traded corporations for compensation in excess of $1 million paid for any fiscal year to certain covered executives. For compensation paid for the 2017 fiscal year, our covered executives were Messrs. Wasserman. Liguori, and McGimpsey. Starting with the 2018 fiscal year, as a result of the changes made to Section 162(m) by the Tax Cuts and Jobs Act, our number of covered executives will increase to include those three executives, plus any executive who serves as our Chief Executive Officer or Chief Financial Officer at any time on or after January 1, 2018, or who is among our three most highly compensated executive officers for any fiscal year beginning with 2018.
For compensation paid for the 2017 fiscal year, the statute generally exempts qualifying performance-based compensation from the $1 million annual deduction limit if certain conditions are met. Starting with the 2018 fiscal year, only qualifying performance-based compensation that is paid pursuant to a written binding contract in effect on November 2, 2017 will be exempt from the deduction limit. Accordingly, any compensation paid in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive. Because the Compensation Committee believes that the potential deductibility of compensation is only one of a number of relevant factors to consider when awarding compensation, and as a result of the changes made to Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation we provide to our executive officers may not be deductible as a result of Section 162(m).
Response to the 2017 Advisory Vote on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2017 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 4, 2017, over 32.3 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers at our 2017 Annual Meeting of Stockholders, representing approximately 95% of the votes cast on the proposal. In light of this approval rate, our Compensation Committee believed that no significant changes to our compensation programs were required. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.
Anti-Hedging Policy
The Company’s insider trading policy prohibits hedging transactions with respect to the Company’s common stock.
Stock Ownership Policy
In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, which is applicable to the Chief Executive Officer, executive officers reporting to the Chief Executive Officer (including Mr. Liguori and Mr. McGimpsey) and non-employee members of the Board of Directors. The Stock Ownership Policy provides that (1) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five times his or her annual base salary (excluding any bonus, award or special compensation), (2) the senior executives reporting to the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least three times his or her annual base salary (excluding any bonus, award or special compensation), and (3) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the respective ownership goal. All named executive officers and non-employee members of the Board either currently conform to the policy or are on track to fully comply.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Board has reviewed and discussed with management the above Compensation Discussion and Analysis for fiscal year 2017. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2018 Annual Meeting of Stockholders.
This report is submitted by the Compensation Committee.
Edward C. Grady, Chair
Grant H. Beard
John A. Roush
Compensation Risk Assessment
In 2017, the Compensation Committee, with the assistance of Semler Brossy, reviewed the formal risk assessment for all our incentive compensation programs that have material impact on our financial statements. In conducting such review, the Compensation Committee considered key information about each incentive compensation plan within our compensation program, including the number of participants, target annual awards, performance metrics, and design features. As a result of such review, the Compensation Committee determined that none of our incentive plans present a material adverse risk to the financial statements of the Company.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Grady (Chair), Beard and Roush. There are no interlocking relationships as defined in the applicable SEC rules.

During 2017, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.
Change in Control Agreements
The Company is party to a change in control (“CIC”) agreement with each of Messrs. Wasserman, McGimpsey, and Liguori. The CIC agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without Cause (as defined in the CIC agreements) or other involuntary termination following an actual or during a pending change in control. The Company entered into the CIC agreements and established the payment amounts thereunder in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.
Under the CIC agreements, in the event of an executive’s termination without cause within 12 months following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times such amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the Company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $4,870, for outplacement services, and (f) full vesting and right to exercise all stock options, equity grants and other equity awards (at maximum) then held by the executive so terminated. Other than accrued compensation, an executive is not entitled to receive any compensation, benefits or other payments under the CIC agreements unless the executive provides the Company with a full release of claims. The Compensation Committee determined the terms of the CIC agreements based on consideration of marketplace benchmark data and the Company’s retention objectives.
CEO Pay Ratio
As required by Securities and Exchange Commission rules, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Wasserman, our CEO. For the year ended December 31, 2017:

•	the median of the annual total compensation of all employees of our Company was reasonably estimated to be $35,081.

•	the annual total compensation of Mr. Wasserman was $5,539,991.

•	Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 158 to 1.
Excluding our CEO, we identified the median employee by examining the 2017 total target compensation, which includes annual base salary, cash allowances, target cash incentives and target equity, for all individuals who we employed on December 31, 2017, the last day of our payroll year. We included all our employees, whether full-time, part-time, or seasonal, including any interns, temporary employees, or individuals that we employ through an agency. We annualized the total target compensation for any individual that works full-time, but we hired after January 1, 2017. For any employee that we paid in currency other than U.S. Dollars, we then applied the applicable foreign currency exchange rate as of December 31, 2017 to convert such employee’s total target compensation into U.S. Dollars.
Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2017 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we divided Mr. Wasserman’s annual total compensation, as reported in the Summary Compensation Table above, by the median employee’s annual total compensation.
Equity Compensation Plan Information
The Company currently maintains two equity compensation plans: the Company’s 2017 Omnibus Incentive Plan, as amended, and the Employee Stock Purchase Plan (“ESPP”). Both plans were approved by the Company’s stockholders. The following table sets forth the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2018 in each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by security holders	316,922	(1)	18.97	4,488,326
Equity compensation plans not approved by security holders	—		—	—
Total	316,922		18.97	4,488,326

(1) Includes 316,922 shares subject to stock options

Management
Executive officers of the Company are appointed by the Board, and serve for a term of one year and until their successors have been appointed and qualified or until their earlier resignation or removal by the Board. The following table sets forth names and ages of our current executive officers of the Company and their respective positions with the Company as of the date of this proxy statement:

Name	Age	Position	Principal Occupation and Business Experience
Yuval Wasserman	63	President, Chief Executive Officer and Director	A summary of Mr. Wasserman’s business experience is included in Proposal No. 1 on page 8
Thomas O. McGimpsey	56	Executive Vice President, Interim Chief Financial Officer & General Counsel
Mr. McGimpsey joined the Company in April 2009 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Development (M&A) and General Counsel in August 2011, and held the corporate development executive position until mid-2015. In January 2018, Mr. McGimpsey was appointed as the Interim Chief Financial Officer and now has the combined role of Executive Vice President, Interim Chief Financial Officer & General Counsel. Mr. McGimpsey managed Advanced Energy’s IT Department from 2010 to 2013. Prior to joining the Company, from February 2008 to April 2009, Mr. McGimpsey held the position of Vice President of Operations at First Data Corporation. During 2007, Mr. McGimpsey was a consultant and legal advisor to various companies. From July 2000 to January 2007, Mr. McGimpsey held various positions with McDATA Corporation such as Executive Vice President of Business Development & Chief Legal Officer, Senior Vice President & General Counsel and Vice President of Corporate Development. From February 1998 until its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey has been on the Board of Directors of CPP, Inc., an international engineering services company since August 2015 and has been a Commissioner on the Colorado Commission on Higher Education since July 2015. Mr. McGimpsey received his Executive MBA (with honors) from Colorado State University, his Juris Doctor degree from the University of Colorado and his B.S. degree in Computer Science (with a minor in electrical systems) from Embry-Riddle Aeronautical University. Mr. McGimpsey is a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Summary Compensation
The following table shows compensation information for fiscal 2015, 2016, and 2017 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Yuval Wasserman	2017	650,000	—	3,900,326	—	977,250	—	12,415	5,539,991
President and Chief Executive	2016	625,000	—	2,581,217	—	889,500	—	9,880	4,105,597
Officer	2015	600,000	—	841,899	799,996	528,000	—	25,035	2,794,930

Thomas Liguori	2017	420,000	—	1,498,162	—	—	—	11,173	1,929,335
Former Executive Vice President and	2016	400,000	—	919,937	—	386,400	—	9,616	1,715,953
Chief Financial Officer(4)	2015	233,333	—	1,799,947	—	132,859	—	48,103	2,214,242

Thomas O. McGimpsey	2017	340,000	—	975,020	—	404,960	—	11,173	1,731,153
Executive Vice President,	2016	330,000	—	774,348	—	273,240	—	9,983	1,387,571
Interim Chief Financial Officer and General Counsel	2015	314,646	—	541,878	199,997	168,744	—	9,823	1,235,088

(1)
The value of the Stock Awards listed relate to the Long Term Incentive Plan and represents the full grant date value in accordance with FASB ASC Topic 718 of: (a) time-based restricted stock units with one-third vesting on each anniversary of the date of grant (and, for 2017, conditioned on the Company achieving positive non-GAAP operating income from continuous operations) and (b) performance stock unit awards that may vest during a 3 year period contingent on achievement of certain performance goals. The value of the 2017 performance stock units are shown in the table assuming the target performance goals were met. The 2017 maximum amount of total stock awards assuming 200% achievement for Messrs. Wasserman, Liguori, and McGimpsey would be $5,229,490, $1,936,804, and $1,307,342, respectively. The value of the 2016 performance stock units are shown in this table assuming 190% of the performance goals were met. The 2016 maximum amount of the total stock awards assuming 200% achievement for Messrs. Wasserman, Liguori, and McGimpsey would be $2,624,970, $937,451 and $787,483, respectively. The assumptions used to calculate the value of Stock Awards are set forth under Note 13 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year ended December 31, 2017 filed with the SEC on February 15, 2018.

(2)
For each named executive officer, the amount shown in this column represents the amount earned under the STI plan with respect to the year shown, though the amounts were actually paid in the subsequent fiscal year pursuant to the terms of the STI plan. Totals include individual, discretionary performance bonuses.

(3)
All other compensation for each named executive officer consists of a 401(k) employer matching contribution and the cost of excess life insurance and disability insurance premiums that the Company paid on behalf of the named executive officer.

(4)
Mr. Liguori was named Executive Vice President and Chief Financial Officer effective May 18, 2015. Mr. Liguori served as our Executive Vice President and Chief Financial Officer until January 26, 2018, when he voluntarily terminated employment with the Company to pursue another opportunity.

2017 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the named executive officers during 2017. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2017 Year-End Table on the following page.
2017 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yuval Wasserman	—	—	650,000	1,300,000	—	—	—	—	—	—	—
	2/2/2017	—	—	—	10,844	21,690	43,380	—	—	—	1,329,163
	2/2/2017	—	—	—	—	—	—	21,690	—	—	1,329,163
	2/28/2017	—	—	—	—	—	—	20,000	—	—	1,242,000

Thomas Liguori	—	—	315,000	630,000	—	—	—	—	—	—	—
	2/2/2017	—	—	—	3,578	7,157	14,315	—	—	—	438,581
	2/2/2017	—	—	—	—	—	—	7,157	—	—	438,581
	2/28/2017	—	—	—	—	—	—	10,000	—	—	621,000

Thomas O. McGimpsey	—	—	204,000	408,000	—	—	—	—	—	—	—
	2/2/2017	—	—	—	2,710	5,422	10,845	—	—	—	332,260
	2/2/2017	—	—	—	—	—	—	5,422	—	—	332,260
	2/28/2017	—	—	—	—	—	—	5,000	—	—	310,500

(1)
Amounts shown are estimated payouts for 2017 under the Company’s STI plan. The target bonus amount equals a specified percentage of each named executive officer’s base salary as of December 31, 2017, as described in more detail above under “-Components of Executive Compensation-2017 Short Term Incentive Plan Compensation.” The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2017 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Reflects the performance stock units that vest upon the Company’s achievement of certain performance goals during the three year period 2017-2019. These awards are described in more detail above under “-Components of Executive Compensation-2017 Long-Term Equity Incentive Compensation.”

(3)
The awards with a grant date of 2/2/2017 reflect restricted stock units that vest in 1/3 on each anniversary of the grant date, contingent on the Company achieving positive non-GAAP operating income from continuous operations. These awards are described in more detail above under “-Components of Executive Compensation-2017 Long-Term Equity Incentive Compensation.” The awards with a grant date of 2/28/2017 reflect restricted stock units that vest on February 27, 2018. These awards are described in more detail above under "-Components of Executive Compensation-Special 2017 Restricted Stock Unit Grant."

(4)	The value of the restricted stock units and performance stock units are based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718.

2017 Outstanding Equity Awards at Fiscal Year-End
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2017. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

	Option Awards					Stock Awards
Name	Number of Exercisable Securities Underlying Unexercised Options (#)	Number of Unexercisable Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Yuval Wasserman	—	—	—	—	—	102,080	6,888,358	20,812	1,404,394
	930	—	—	12.77	10/27/2019	—	—	—	—
	3,938	—	—	15.65	2/16/2020	—	—	—	—
	2,361	—	—	16.25	4/20/2020	—	—	—	—
	3,938	—	—	14.52	2/15/2021	—	—	—	—
	3,013	—	—	14.21	4/28/2021	—	—	—	—
	7,876	—	—	12.44	7/22/2021	—	—	—	—
	11,813	—	—	9.51	10/26/2021	—	—	—	—
	8,500	—	—	11.02	1/3/2022	—	—	—	—
	56,600	—	—	18.77	10/1/2024	—	—	—	—
	55,964	27,981	—	26.32	2/5/2025	—	—	—	—

Thomas Liguori	—	—	—	—	—	43,238	2,917,700	7,285	491,592

Thomas O. McGimpsey	—	—	—	—	—	26,929	1,817,169	5,972	402,991
	—	6,995	—	26.32	2/5/2025	—	—	—	—

(1)	Calculated based on the achieved performance for fiscal 2017.
(2)
All options expire 10 years following the date of issuance. Options issued from 2005 to 2011 vested twenty-five percent (25%) per year over four (4) years. Options issued in 2012 vested in three annual installments upon the Company’s achievement of target return on net assets in each annual period. Options issued in 2014 and 2015 vest one-third per year over three (3) years.

2017 Option Exercises and Stock Vested
The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Yuval Wasserman	70,494	4,839,562	53,796	(2)	3,557,079
Thomas Liguori	—	—	45,640	(3)	3,311,030
Thomas O. McGimpsey	47,865	2,799,102	15,885	(4)	1,051,596

(1)	The value realized equals the market value of the Company's common stock on the release date, multiplied by the number of shares that vested.
(2)	Of this number, 22,609 shares were withheld by the Company to cover tax withholding obligations.
(3)	Of this number, 21,311 shares were withheld by the Company to cover tax withholding obligations.
(4)	Of this number, 7,461 shares were withheld by the Company to cover tax withholding obligations.
Pension Benefits
Advanced Energy’s named executive officers do not participate in any defined-benefit pension plan. Advanced Energy does not maintain any plan for our executives that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) plan, a defined contribution plan.
Non-qualified Deferred Compensation
The Company does not maintain a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control
The following table describes the potential payments and benefits Mr. Wasserman and Mr. McGimpsey would be entitled to under the Company’s compensation and benefit plans and arrangements assuming their employment terminated on December 31, 2017 due to a change in control, a voluntary termination, death, and disability. As discussed above, Mr. Liguori voluntarily terminated his employment on January 26, 2018. Pursuant to SEC rules, the amount shown in the table below for Mr. Liguori reflects only the actual amounts that will be paid to him as a result of his voluntary termination of employment, and does not show hypothetical payments he would have received if he had terminated on December 31, 2017 due to a change in control, death, or disability.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason (1)(2)(11)		Voluntary Termination	Death		Long- Term Disability
Yuval Wasserman	Prorated target bonus	650,000	(3)	—	1,000,000	(9)	144,000	(10)
	Severance	1,300,000	(4)	—	—		—
	Target bonus	650,000	(6)	—	—		—
	Outplacement services	4,870	(7)	—	—		—
	Continuation of benefits	28,177	(8)	—	—		—

Thomas O. McGimpsey	Prorated target bonus	204,000	(3)	—	680,000	(9)	144,000	(10)
	Severance	340,000	(5)	—	—		—
	Target bonus	204,000	(6)	—	—		—
	Outplacement services	4,870	(7)	—	—		—
	Continuation of benefits	49,711	(8)	—	—		—

Thomas Liguori	—	—		$0	—		—

(1)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) a change in title only, or (B) isolated incidents that are promptly remedied by the Company; (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; (iv) a material reduction in the benefits, taken as a whole, without the executive’s express written consent; (v) the relocation of the executive’s principal place of business to a location more than thirty-five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)	Assumes December 31, 2017 termination date. Executive to receive a pro rata portion of target bonus.
(4)	Executive to receive a lump sum payment equal to two (2) times his then current annual base salary.
(5)	Executive to receive a lump sum payment equal to one (1) times his then current annual base salary.
(6)	Executive to receive a lump sum payment equal to one (1) times his then current target bonus.
(7)	Executive may be reimbursed for up to $4,870 in outplacement services.
(8)
Executive to receive: (a) continuation of medical insurance for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for twelve (12) months following the date of termination.

(9)
Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive. In addition to the life insurance death benefit shown in the table above, there is an additional policy for accidental death and dismemberment with a maximum benefit of $1,000,000.

(10)	Executive to receive annual annuity payments under any long-term disability insurance policy carried by the Company with respect to the Executive.
(11)
As described on page 27 of the proxy statement under the heading “Change in Control Agreements” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options, equity grants and other equity awards to the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including options, grants and awards under the various long term incentive plans) please refer to the Executive Compensation section on pages 20 - 28 of the proxy statement. Such accelerated vesting of these stock options, equity grants and other equity awards could result in payouts to the executives in such circumstances.

Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.
The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in this proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. Any related party transaction that does arise must be reviewed and approved by both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect of matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.
In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.
Certain Relationships and Related Transactions
Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2017 we had sales totaling approximately $1.4 million and no related accounts receivable from such customers at December 31, 2017. No member of the Board of Directors had a direct or indirect material interest in the transactions.
All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file, including any amendments thereto. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2017 or with respect to transactions in 2017, except for a late Form 4 that was filed for Mr. Liguori on May 23, 2017 related to vesting of restricted stock units.
CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.
Communications with Directors
The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Company’s practice to encourage all Board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard.

PROPOSALS OF STOCKHOLDERS
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 15, 2018. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
Our By-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2019 Annual Meeting, must be received at our principal executive offices not earlier than the 90th day and not later than the close of business on the 60th day prior to the anniversary of the 2018 Annual Meeting date. As a result, proposals, including director nominations, submitted pursuant to our By-Laws must be received no earlier than February 2, 2019 and no later than the close of business on March 4, 2019; provided, however, that in the event that the 2019 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2018 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the 60th day prior to the date of the 2019 Annual Meeting of Stockholders. In the alternative, if the first public announcement of the date of the 2019 Annual Meeting of Stockholders is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company in order to be timely. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
FORM 10-K
The Report on Form 10-K is included in the 2017 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2017 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
REPRESENTATION AT THE ANNUAL MEETING
It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 5 and on the proxy card.
THE BOARD OF DIRECTORS
Dated: March 15, 2018
Fort Collins, Colorado

			Advanced Energy Industries, Inc.				Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.						Annual Meeting of Advanced Energy Industries, Inc.
Date:	May 3, 2018					to be held on, May 3, 2018
Time:	9:00 a.m. (Mountain Daylight Time)					for Holders as of March 6, 2018
Place:	1625 Sharp Point Drive Fort Collins, Co 80525 See Voting Instruction on Reverse Side.					This proxy is being solicited on behalf of the Board of Directors
Please make your marks like this: x Use dark black pencil or pen only						VOTE BY:
Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.						INTERNET	TELEPHONE
1: Election of 7 Directors		For		Withhold	Directors Recommend	Go To	866-390-9955
					i	www.proxypush.com/aeis	● Use any touch-tone telephone.
01 Frederick A. Ball		☐		☐	For	● Cast your vote online.	● Have your Voting Instruction Form ready.
02 Grant H. Beard		☐		☐	For	● View Meeting Documents.	● Follow the simple recorded instructions.
03 Ronald C. Foster		☐		☐	For	OR
04 Edward C. Grady		☐		☐	For	MAIL
05 Thomas M. Rohrs		☐		☐	For
06 John A. Roush		☐		☐	For
07 Yuval Wasserman		☐		☐	For	OR	● Mark, sign, and date your Voting Instruction Form.
● Detach your Voting Instruction Form.
		For	Against	Abstain	Directors Recommend	● Return your Voting Instruction Form in the postage-paid envelope provided.
i
2: Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2018.		☐	☐	☐	For

By signing the proxy, you revoke all prior proxies and appoint Yuval Wasserman and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

3: Advisory approval of Advanced Energy's compensation of its named executive officers;		☐	☐	☐	For

All votes must be received by 5:00 P.M., Eastern Time, May 2, 2018.

PROXY TABULATOR FOR

ADVANCED ENERGY INDUSTRIES, INC. P.O. BOX 8016 CARY, NC 27512-9903

To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.
EVENT #

Please sign here			Please Date Above			CLIENT #

Please sign here			Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy - Advanced Energy Industries, Inc. Annual Meeting of Stockholders May 3, 2018, 9:00 AM (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Yuval Wasserman and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Co 80525 on Thursday, May 3, 2018 at 9:00 AM, local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:
FOR the nominees for directors specified in Item 1 and FOR each of Items 2 and 3.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)